Exhibit 99.1

Starco Brands Reports Third Quarter 2024 Financial Results

Reported Net Revenue of $15.5 Million and Sequential Margin Expansion to 41% for Third Quarter 2024

Planned Distribution Expansion and New Product Pipeline Pave Way for Growth in Fiscal Year 2025

Conference Call to be Held at 1:30 p.m. PT Today

SANTA MONICA, Calif. — (BUSINESS WIRE) — November 14, 2024 — Starco Brands, Inc. (the “Company” or “Starco Brands”) (OTCQB: STCB), developer and acquirer of behavior-changing technologies and brands that spark excitement in the everyday, today reported financial results for the three- and nine-month periods ended September 30, 2024.

Management Comments

Starco Brands Chairman & CEO Ross Sklar said: “Our third quarter showed strong operational and financial progress, delivering positive Adjusted EBITDA and sequential margin improvement through effective cost management and expanded distribution channels. Throughout 2024, we’ve focused on building a stronger operational foundation while gathering valuable market intelligence across our brand portfolio. This data-driven approach has provided clear insights into optimal channel strategies and retail partnerships, which will inform our expansion plans and appropriate marketing spend. Our shared services platform is now fully operational, enabling us to identify and remove approximately $3 million in cost optimization opportunities through head count efficiencies, streamlined marketing spend and refinement of our logistics fingerprint. Looking ahead to 2025, we’re well- positioned to leverage these learnings through our robust new product pipeline and targeted distribution expansion. With our integration work largely complete and enhanced understanding of brand-specific growth drivers, we remain confident in our ability to deliver substantial and sustained profitable growth in the years ahead.”

Third Quarter of 2024 Financial Results

Reported net revenue for the third quarter of 2024 was $15.5 million, compared to $17.7 million in the third quarter of 2023. The decrease in reported net revenue was driven by more targeted e-commerce sales for Soylent due to strategic reductions in inefficient marketing spend resulting in unprofitable sales, as well as lower retail volumes due to a large retailer merging an entire set for ready-to-drink meal replacement category. The decline was further impacted by lower Whipshots sales due to inventory stocking orders in the prior year period. These decreases were partially offset by continued growth for Winona Popcorn Spray and Art of Sport.

Gross profit was $6.4 million for the third quarter of 2024, compared to $7.7 million in the third quarter of 2023. The decline is a result of lower revenue and unfavorable product mix weighted toward lower-margin products. This was partially offset by the Soylent segment, which benefited from price increases. Gross margin for the third quarter of 2024 was 41.2%, reflecting sequential improvement from the second quarter.

Marketing, General and Administrative expenses were $4.2 million, or 27% of reported net revenue in the third quarter of 2024, compared to $5.0 million, or 28% of reported net revenue in the third quarter of 2023. Compensation expense was $2.2 million in the third quarter of 2024, compared to $1.8 million in the third quarter of 2023. Professional fees were $0.4 million in the third quarter of 2024, compared to $1.4 million in the third quarter of 2023. The decrease in operating expenses reflects reduced marketing spend as we prioritized profitability, as well as initial benefits from our shared services platform integration and operational efficiency initiatives, which have enabled us to identify and remove approximately $3 million in cost optimization opportunities across the organization.

Reported unadjusted net loss for the third quarter of 2024 was $6.3 million, as compared to net income of $2.3 million in the third quarter of 2023. The increase in reported unadjusted reported net loss was primarily due to the non-cash fair value share adjustment being $8.2 million higher versus the third quarter of 2023. Adjusted EBITDA for the third quarter of 2024 was relatively flat compared to the third quarter of 2023.

First Nine Months of 2024 Financial Results

Reported net revenue for the first nine months of 2024 was $46.5 million, compared to $46.3 million in the same period of 2023.

Gross profit was $19.1 million for the first nine months of 2024, compared to $20.3 million in the same period of 2023 due to unfavorable product mix weighted toward lower-margin products.

Marketing, General and Administrative expenses for the first nine months of 2024 increased to $14.1 million, or 30% of reported net revenue, compared to $12.9 million, or 28% of reported net revenue in the same period of 2023. Compensation expense was $7.2 million in the first nine months of 2024, compared to $5.3 million in the first nine months of 2023. Professional fees were $2.8 million for the first nine months of 2024, compared to $4.2 million in the same period of 2023.

Reported unadjusted net loss for the first nine months of 2024 was $22.4 million, as compared to net loss of $5.3 million in the same period of 2023. The increase in unadjusted reported net loss was primarily due an increase in the non-cash fair share value adjustment compared to prior year as well as other non-cash adjustments.

Non-GAAP Adjusted EBITDA

Adjusted EBITDA, which is net loss adjusted for stock-based compensation, gain on disposal of property and equipment, gain on settlements, interest and other expense, net, depreciation of property and equipment, amortization of intangible assets, (recovery) provision for doubtful accounts, and provision for income taxes and certain other items that impact the periods presented. Adjusted EBITDA is provided so that investors have the same financial data that management uses to assess the Company’s operating results with the belief that it will assist the investment community in properly assessing the ongoing performance of the Company for the periods being reported and future periods. The presentation of this additional information is not meant to be considered a substitute for measures prepared in accordance with U.S. GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and is defined differently by different companies, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. For reconciliation of GAAP Net Income (loss) to Adjusted EBITDA, see our reports we file from time-to-time with the SEC, which are available to read at www.sec.gov.

Adjusted EBITDA was $0.7 million for the third quarter of 2024, compared to $1.1 million for the third quarter of 2023. Adjusted EBITDA for the first nine months of 2024 was a loss of $1.5 million, compared to a gain of $1.1 million for the same period of 2023.

Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a reconciliation thereof to the most directly comparable GAAP measure.

$000s	Quarter		Year to Date
	Q3 24	Q3 23	FY 24	FY 23
Net income	$(6,257)	$2,361	$(22,090)	$(5,253)
Interest expense	303	256	711	617
Tax	-	-	-	-
Depreciation & Amortization	707	1,015	2,138	1,742
Other expense (income)	378	121	740	(212)
Fair value share adjustment loss (gain)	5,106	(3,144)	15,703	2,751
Stock based compensation	421	477	1,322	1,440
Adjusted EBITDA	658	1,086	(1,476)	1,085

Balance Sheet

As of September 30, 2024, the Company had approximately $1.6 million of cash, and approximately $13.2 million of inventory on its balance sheet compared to $1.8 million of cash, and approximately $10.7 million of inventory on its balance sheet as of December 31, 2023.

First Nine Months of 2024 Segment Review

Starco Brands: Starco Brands’ segment includes AOS, Whipshots and Winona Popcorn Spray. Segment gross revenues of $9.0 million for the third quarter of 2024, compared to $11.3 million for the third quarter of 2023. Segment gross profit of $5.6 million for the third quarter of 2024, compared to $8.8 million for the third quarter of 2023. The decline in gross profit dollars and percent in this segment was driven by the mix impact of lower revenue from higher margin Whipshots offset by the increase in revenue from Winona. Whipshots revenue declined as a result of inventory stocking orders in the prior year period. Winona revenue increased due to distribution adds at Walmart and other retailers and increased velocity on shelf.

Skylar: Segment gross revenues of $7.2 million for the third quarter of 2024, compared to

$7.4 million for the third quarter of 2023. Segment gross profit of $4.4 million for the third quarter of 2024, compared to $4.3 million for the third quarter of 2023.

Soylent: Segment gross revenues of $30.4 million for the third quarter of 2024, compared to $27.6 million for the third quarter of 2023. The increase was primarily driven by the retail expansion into Kroger, added distribution into Walmart, and reduced discounts across all channels. Segment gross profit of $9.1 million for the third quarter of 2024, compared to $7.2 million for the third quarter of 2023. The increase in gross profit was due to price increases which occurred in the second half of fiscal year 2023, lower cost of materials for the first nine months of 2024, and cost efficiencies realized through the successful integration of Soylent onto the Company’s shared service model.

Conference Call

The conference call to discuss these results is scheduled for today, Thursday, November 14, 2024, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Listeners can dial (877) 407- 0792 in North America and international listeners can dial (201) 689-8263. A telephonic playback will be available approximately two hours after the call concludes and will be available through Thursday, November 28, 2024. Listeners in North America can dial (844) 512-2921 and international listeners can dial (412) 317-6671; passcode is 13749080. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s Investor Relations website at https://investors.starcobrands.com and navigating to the “IR Calendar” section.

Forward-Looking Statements

Any statements in this press release about the Company’s future expectations, plans and prospects, including statements about our financing strategy, future operations, future financial position and results, market growth, new product launches and product growth, total revenue, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward- looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The Company may not achieve the plans, intentions or expectations disclosed in the Company’s forward-looking statements, and you should not place undue reliance on the Company’s forward-looking statements. All forward- looking statements are subject to assumptions, risks and uncertainties that may change at any time. Therefore, readers are cautioned that actual results could differ materially from those expressed in forward-looking statements. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. This cautionary statement entirely qualifies all forward-looking statements in this document.

Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward- looking statements the Company make as a result of a variety of risks and uncertainties, including risks related to the Company’s estimates regarding the potential market opportunity for the Company’s current and future products and services, the impact of the COVID-19 pandemic, the competitive nature of the industries in which we conduct our business, general business and economic conditions, our ability to acquire suitable businesses, our ability to successfully launch new products and seize market share, the Company’s expectations regarding the Company’s sales, expenses, gross margins and other results of operations, and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s public filings with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2023. Copies of our SEC filings are available on our website at www.starcobrands.com. In addition, the forward- looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date after the date hereof.

About Starco Brands

Starco Brands (OTCQB: STCB) invents consumer products with behavior-changing technologies that spark excitement in the everyday. Today, its disruptive brands include Whipshots®, the world’s only vodka-infused whipped cream; Art of Sport, the body care brand designed for athletes and co-founded by Kobe Bryant; Winona® Pure, the first indulgent theater-popcorn spray powered by air; Skylar, the only fragrance that is both hypoallergenic and safe for sensitive skin; and Soylent, the complete non-dairy nutrition brand. A modern-day invention factory to its core, Starco Brands identifies whitespaces across consumer product categories. Starco Brands publicly trades on the OTCQB stock exchange so that retail investors can invest in STCB alongside accredited individuals and institutions. Visit www.starcobrands.com for more information.

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Investor Relations

John Mills

ICR

646-277-1254

John.Mills@icrinc.com

Deirdre Thomson

ICR

646-277-1283

Deirdre.Thomson@icrinc.com

Source: Starco Brands, Inc.